Exhibit 99.1

U.S. Facilities Contact: Jim Dobrowolski
Office: (215) 564-1490

Media Contact: Sherri Kyle-Jones
Office: (215) 988-8954

U.S. FACILITIES, INC. AWARDED CONTRACT FOR FACILITIES MANAGEMENT SERVICES FOR THE

CITY OF PHILADELPHIA MUNICIPAL BUILDINGS

Philadelphia, PA (July 9, 2009) U.S. Facilities, Inc. (USF) today announced a new contract with the City of Philadelphia for facilities operations, maintenance and support services at three of the City’s key municipal buildings: the Municipal Services Building, the Criminal Justice Center, and the One Parkway Building. The three buildings often referred to as the TRIPLEX, total close to 1.5 million square feet of office space.  Since 2003 USF has provided full-scale facilities management services at the TRIPLEX and will continue to partner with the City of Philadelphia to develop and implement cost effective energy water and waste reduction initiatives.

“We are excited to continue our work at the TRIPLEX. These buildings house important operating departments essential to the City’s ability to deliver first-class services. We are proud to be a part of keeping the City operational and providing sustainable solutions for maintaining the TRIPLEX,” stated James Dobrowolski, president and CEO of US Facilities, Inc.

USF provides 24/7 building operations and maintenance services through a dedicated staff of managers, supervisors, and skilled technicians for the TRIPLEX facilities, which house municipal services and city departments, such as the Department of Human Services, the City’s central judicial system of 65 court rooms, judges’ chambers, administrative offices, and prisoner holding cells, as well as executive and general office space.  USF’s services will also include managing, planning, organizing, scheduling, coordinating, and executing large-scale building alterations and modification requirements – as required by the City – in addition to performing equipment systems operation, maintenance and repair, and preventive maintenance.

USF also provides services through specialized subcontractors for security and custodial services, elevator maintenance, landscape maintenance, snow and ice removal, and water treatment. USF’s subcontracting partners include Philadelphia-based minority-owned and women-owned businesses, such as Team Clean, Inc. and Scotlandyard Security Services, Ltd. USF’s inclusion of these firms and others on the TRIPLEX contract far exceeds the City’s minority participation requirements.

About U.S. Facilities, Inc.
U.S. Facilities, Inc., headquartered in Philadelphia, PA, is a leader in facilities management and maintenance services, and manages some of the most complex and highly-secure buildings, roads, bridges, tunnels, and maritime transportation facilities in the country. A certified minority-owned business enterprise, USF was established in 1967 and is one of the largest minority-owned full service facilities management firms in the United States. USF services also focus on highly-secure projects, including building operations and sustainable maintenance; roads and grounds maintenance; custodial and related services; specialized equipment operation and maintenance; security and armed guard services; and navigation locks and drawbridge operations. USF is a subsidiary of PRWT Services, Inc. For more information, visit www.usfacilitiesinc.com.

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